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                                                                    EXHIBIT 10.5

                              FIRST AMENDMENT TO
                             AMENDED AND RESTATED
                         MERKERT AMERICAN CORPORATION
                     1998 STOCK OPTION AND INCENTIVE PLAN


     This First Amendment (the "Amendment") to the Amended and Restated Merkert American Corporation ("Merkert" or the "Company") 1998 Stock Option and Incentive Plan, dated July 1, 1998 (the "Plan"), was adopted by the Board of Directors (the "Board") of the Company on April 27, 1999.

     WHEREAS, the Board believes that the availability of an adequate number of shares of common stock, $.01 par value per share (the "Stock"), under the Plan has been, and in the future will be, an important factor in attracting and retaining the highest caliber directors, executives, employees and consultants of the Company;

     WHEREAS, the Board has determined that, in light of the proposed merger of Richmont Marketing Specialists Inc. with and into the Company and the proposed issuance of options to purchase 800,000 shares of Stock to employees and other persons associated with Richmont subject to adjustment, the number of shares of Stock available for issuance under the Plan is currently insufficient; and

     WHEREAS, the Board has determined that approximately 13% of the Company's outstanding Stock should be reserved for issuance under the Plan.

     NOW WHEREFORE, the Plan is hereby amended in the following manner:

     Section 3 (a) is amended in its entirety as follows:

          "(a)  Stock Issuable.  The maximum number of shares of Stock reserved
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     and available for issuance under the Plan (the "Maximum Share Number")
     shall be such aggregate number of shares of Stock as does not exceed the sum of (i) 1,847,762 shares (subject to adjustment in accordance with
     Section 3(b) hereof); plus (ii) as of January 1, 2000 and each January 1 thereafter, 13.0 percent of any net increase since the date of this Amendment in the total number of shares of Stock actually outstanding. Notwithstanding the foregoing, the maximum number of shares of Stock for which Incentive Stock Options may be granted under the Plan shall not exceed 1,847,762 shares reduced by the aggregate number of shares subject to outstanding Awards granted under the Plan. For purposes of this limitation, if any portion of an Award is forfeited, canceled, reacquired by the Company, satisfied without the issuance of Stock or otherwise terminated, the shares of Stock underlying such portion of the Award shall
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     be added back to the shares of Stock available for issuance under the Plan.
     Subject to such overall limitation, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided,
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     however, Stock Options or Stock Appreciation Rights with respect to no more
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     than 250,000 shares of Stock may be granted to any one individual participant during any one calendar year period. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company."